Consent of Independent Auditors









The Board of Directors and Shareholders
Princor Tax-Exempt Cash Management Fund, Inc.


We consent to the reference to our firm under the captions "Financial Highlights" and "Additional Information - Financial Statements" in each of the Prospectuses in Part A and to the incorporation by reference in Part B of our report dated November 26, 1997 on the financial statements and financial highlights of Princor Tax-Exempt Cash Management Fund, Inc. in this Post Effective Amendment No. 19 to Form N-1A Registration Statement under the Securities Act of 1933 (Registration No. 33-21710) and Registration Statement under the Investment Company Act of 1940 (Registration No. 811-5548) of Princor Tax-Exempt Cash Management Fund, Inc.

/s/ Ernst & Young LLP

Des Moines, Iowa
December 22, 1997